EXHIBIT 10.4

Form of

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (the “Agreement”) is made and entered into as of this      day of                     ,                 , by and between National Mercantile Bancorp, a California corporation (the “Company”) and the undersigned individual who is a director and/or officer of the Company (“Indemnitee”) in reference to the following facts and circumstances:

The Company wishes to continue to attract and retain high quality directors and officers of its choice and believes that adequate indemnity or insurance against the risks of liability is required for this purpose.

NOW, THEREFORE, in consideration of Indemnitee’s continued service to the Company, the Company hereby agrees as follows:

1. Indemnification. If Indemnitee is made a party to or is threatened to be made a party to or is involuntarily involved in any threatened, pending or completed action or proceeding which is filed subsequent to the date hereof, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Indemnitee (i) is or was a director and/or officer of the Company, or (ii) is or was serving at the request of the Company as a director and/or officer of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or (iii) was a director and/or officer of a foreign or domestic predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, whether the basis of such Proceeding is an alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, Indemnitee shall be indemnified and held harmless by the Company to the fullest extent possible, except as expressly prohibited by the General Corporation Law of California in effect at the time of the proposed indemnification, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by Indemnitee in connection with such Proceeding. Expenses incurred by Indemnitee in defending any such Proceeding shall be advanced by the Company prior to the final disposition of any such Proceeding upon receipt by the Company of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced if it should be determined ultimately that Indemnitee is not entitled to be indemnified under this Agreement or otherwise.

2. Remedy to Enforce Right to Indemnification. If a claim for indemnity under Section 1 of this Agreement is not paid in full by the Company within ninety (90) days after a written claim has been received by the Company, Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, together with interest thereon, and if successful in whole or in part, Indemnitee shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking has been tendered to the Company) that Indemnitee has not met the standards of conduct which make it permissible under the General Corporation Law of California for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such a defense shall be on the Company. Neither the failure of the Company (or of its full Board of Directors, its directors who are not parties to the Proceeding with respect to which indemnification is claimed, its shareholders, or independent legal counsel) to have made a determination prior to the commencement of an action pursuant to this Section 2 that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of California, nor an actual determination by any such person or persons that Indemnitee has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that Indemnitee has not met the applicable standard of conduct.

3. Contract Right Not Exclusive. The rights conferred by this Agreement shall not be exclusive of any other right which Indemnitee may have or hereafter acquire under the General Corporation Law of California or any other statute, or any provision contained in the Company’s Articles of Incorporation or Bylaws, or any agreement, or pursuant to a vote of shareholders or disinterested directors, or otherwise.

4. Insurance. The Company may purchase and maintain insurance on behalf of its directors and officers against any liability asserted against or incurred by any of them by reason of the fact that such person is or was a director or officer of the Company whether or not the Company would have the power to indemnify such persons against such liability under the General Corporation Law of California. Indemnitee agrees to reimburse the Company for any funds paid hereunder which are paid to Indemnitee under any such policy.

5. Termination. This Agreement may be amended or terminated by a writing to that effect executed by the Company and delivered to Indemnitee; such amendment or termination shall apply only to acts or omissions of Indemnitee after such notice is delivered to Indemnitee but such termination shall not affect Indemnitee’s rights hereunder with respect to acts or omissions occurring prior thereto. Indemnitee shall not forfeit Indemnitee’s status as a beneficiary under this Agreement by the termination of Indemnitee’s position with the Company.

6. Saving Clause. If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Company shall nevertheless indemnify Indemnitee to the fullest extent permitted by any applicable portion of this Agreement that shall not have been invalidated or by any other applicable law.

7.	Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns.

8.	Applicable Law. This Agreement shall be governed by and construed in accordance with California law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NATIONAL MERCANTILE BANCORP
A California Corporation

By:
Title:

INDEMNITEE